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                                                                    EXHIBIT 12.1

COLONIAL REALTY LIMITED PARTNERSHIP
RATIO OF EARNINGS TO FIXED CHARGES

(all dollar amounts in thousands)

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
                                                                                   YEAR ENDED DECEMBER 31,
                                                                   2004        2003          2002         2001         2000
                                                                ----------   ----------   ----------   ----------   ----------
EARNINGS:

Pre-tax income before income, loss from equity investees,
   extraordinary gain or loss, or gains on sale of properties   $  26,827    $  32,629    $  42,470    $  41,110    $  40,735
Amortization of interest capitalized                                1,800        1,700        1,500        1,300        1,100
Interest capitalized                                               (6,907)      (5,576)      (8,064)     (10,608)      (9,553)
Distributed income of equity investees                              3,588        2,148        2,073          710        1,365
Fixed charges                                                      86,277       72,209       72,392       78,782       78,592
                                                                ---------    ---------    ---------    ---------    ---------

       Total earnings                                           $ 111,585    $ 103,110    $ 110,371    $ 111,294    $ 112,239
                                                               ---------    ---------    ---------    ---------    ---------
FIXED CHARGES:

Interest expense                                                $  75,103    $  63,522    $  60,692    $  66,853    $  67,815
Capitalized interest                                                6,907        5,576        8,064       10,608        9,553
Debt costs amortization                                             4,267        3,111        3,636        1,321        1,224
                                                                ---------    ---------    ---------    ---------    ---------

     Total Fixed Charges                                        $  86,277    $  72,209    $  72,392    $  78,782    $  78,592
                                                                ---------    ---------    ---------    ---------    ---------

RATIO OF EARNINGS TO FIXED CHARGES                                    1.3          1.4          1.5          1.4          1.4
                                                                =========    =========    =========    =========    =========
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